PRESS RELEASE

October 14, 2008

Special Committee of International Shipholding Corporation Engages Lazard

MOBILE, Ala.--(BUSINESS WIRE)-- International Shipholding Corporation (NYSE: ISH) (the “Company”) today announced that the Special Committee formed by the Board of Directors on September 10, 2008 has retained Lazard to act as its financial advisor and Thacher Proffitt & Wood llp to act as its legal advisor.  The Special Committee will review and evaluate with its financial and legal advisors the September 2, 2008 proposal from Projection LLC, a wholly owned subsidiary of Liberty Shipping Group LLC, as well as any other proposals or alternative courses of action, and will provide its recommendations to the full Board.

In addition, AMA Capital Partners LLC will continue to provide financial advisory services to the Company, pursuant to a prior agreement between AMA and the Company.

About International Shipholding

International Shipholding Corporation, through its subsidiaries, operates a diversified fleet of U. S. and foreign flag vessels that provide international and domestic maritime transportation services to commercial and governmental customers primarily under medium to long-term charters and contracts. www.intship.com

Caution concerning forward-looking statements

This press release contains forward-looking statements within the meaning of the U.S. federal securities laws.  These forward-looking statements are based on assumptions and opinions concerning a variety of known and unknown risks.  Please refer to ISH’s Annual Report on form 10-K for the year ended December 31, 2007 and the Quarterly Report on Form 10-Q for the quarter ended June 30, 2008 as well as its future filings and reports filed with or furnished to the Securities and Exchange Commission for a description of the business environment in which ISH operates and the important factors, risks and uncertainties that may affect its business and financial results.  If any assumptions or opinions prove materially incorrect, any forward-looking statements made on that basis may also prove to be materially incorrect.  ISH is not under any obligation to (and expressly disclaims any such obligations to) update or alter its forward-looking statements whether as a result of new information, future events or otherwise.

Contact

International Shipholding Corporation
Manny Estrada, 251.243.9082
Vice President and Chief Financial Officer
estradmg@intship.com